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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                        Date of Report: January 31, 2006

                                  AcuNetx, Inc.
                                  -------------
             (Exact name of the Company as specified in its charter)

        Nevada                       0-27857                 88-0249812
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(State or other jurisdiction      (Commission               (IRS Employer
     of incorporation)            File Number)           Identification No.)

                        1000 S. McCaslin Blvd., Suite 300
                               Superior, CO 80027
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                    (Address of principal executive offices)

              The Company's telephone number, including area code:

                                 (303) 494-1681




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                 SECTION 1--REGISTRANT'S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

           On January 31, 2006, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP ("Cornell"), to finance the continued development of our products. Under the agreement, Cornell has committed to provide up to $12 million of equity financing to be drawn down over a 24-month period at our discretion. The financing will become available to us after we have filed a Registration Statement covering the securities with the Securities and Exchange Commission (the "SEC"), and the SEC has declared the Registration Statement effective. The maximum amount of each drawdown is $500,000, and there must be at least five trading days between drawdowns.

           Under the Standby Equity Distribution Agreement, each drawdown is actually a sale by us to Cornell of newly-issued shares of Common Stock, in the amount necessary to equate to the desired cash proceeds. Cornell will pay us 98% of, or a 2% discount to, the lowest closing bid price of our Common Stock during the five consecutive trading day period immediately following the date we notify Cornell that we desire to access the Standby Equity Distribution Agreement. Under the agreement, we may not issue Cornell a number of shares of Common Stock such that it would beneficially own greater than 9.99% of our outstanding shares of Common Stock.

           In addition, Cornell Capital Partners will retain 5% of each cash payment under the Standby Equity Distribution Agreement as a commitment fee. We also issued 1,450,000 shares of common stock to Cornell Capital Partners as a one-time commitment fee. The 2% discount, the 5% commitment fee and the shares of common stock are considered to be underwriting discounts payable to Cornell Capital Partners. We also paid $5,000 as a due diligence fee to Cornell Capital Partners.

         We also agreed to pay Yorkville Advisors, LLC, an affiliate of Cornell Capital Partners, a structuring fee of $10,000 upon the earlier to occur of (i) the first drawdown under the Standby Equity Distribution Agreement, or (ii) April 21, 2006, as well as a fee of $500 per advance made.

         Under the agreement, we issued three warrants to purchase our Common Stock to Cornell. The first is a one-year warrant for 250,000 shares, with an exercise price of $.50 per share. The second is a two-year warrant for 250,000 shares, with an exercise price of $1.00 per share. The third is a three year warrant for 500,000 shares, with an exercise price of $2.00 per share.

         We agreed to register for resale, on Form SB-2, the shares of common stock which we sell to Cornell Capital Partners under the Standby Equity Distribution Agreement, as well shares issuable upon exercise of the warrants and the shares issued as a commitment fee.

          We engaged Monitor Capital, Inc., a registered broker-dealer, to act as placement agent in connection with the Standby Equity Distribution Agreement, pursuant to a Placement Agent Agreement dated as of January 31, 2006. We paid Monitor Capital, Inc. 50,000 shares of Common Stock as a fee under the Placement Agent Agreement.

                    SECTION 3--SECURITIES AND TRADING MARKETS

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

         As part of the Standby Equity Distribution Agreement transaction discussed above, we issued 1,450,000 shares of Common Stock to Cornell Capital Partners, LP as a one-time commitment fee. In addition, we issued 50,000 shares of Common Stock to Monitor Capital, Inc. as a placement agent fee. Both of these issuances were exempt from registration by virtue of Section 4(2) of the Securities Act.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    AcuNetx, Inc., a Nevada corporation

                                    By: /s/ Terry Knapp, Chief Executive Officer
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                                        Terry Knapp, Chief Executive Officer

Date: February 6, 2006